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                                                                  EXHIBIT 10.22

                              AMENDED AND RESTATED
                       MONITORING AND OVERSIGHT AGREEMENT

        THIS AMENDED AND RESTATED MONITORING AND OVERSIGHT AGREEMENT (this "Agreement") is made and entered into effective as of April 1, 1996, among Chancellor Broadcasting Corporation, a Delaware corporation (together with its successors, by merger or otherwise, "the Company"), Chancellor Radio Broadcasting Company, a Delaware corporation (together with its successors, by merger or otherwise, the "Subsidiary"), and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (together with its successors, "HMCo").

        WHEREAS, the Hicks, Muse, Tate & Furst Equity Fund II, L.P. ("HMTF") and its affiliates (as such term is defined in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) own a majority of the outstanding common stock of the Company.

        WHEREAS, the Company, the Subsidiary, HMCo and HM2 Management Partners, L.P. ("HM2") (HMCo and HM2 each being an affiliate of HMTF), are parties to a Financial Monitoring and Oversight Agreement dated as of October 12, 1994 (as amended to the date hereof, the "October 1994 Oversight Agreement") pursuant to which HMCo renders certain financial monitoring services to the Company and the Subsidiary and HM2 renders certain financial advisory services to the Company and the Subsidiary.

        WHEREAS, currently herewith, HM2, the Company and the Subsidiary have previously entered into a separate financial advisory agreement; and

        WHEREAS, HMCo, the Company and the Subsidiary desire in connection therewith to amend and restate the terms the October 1994 Oversight Agreement;

        NOW, THEREFORE, in consideration of the services to be rendered by HMCo to the Company and Subsidiary, and to evidence the obligations of the Company and the Subsidiary to HMCo and the mutual covenants herein contained, the Company and the Subsidiary hereby jointly and severally agree as follows:

        1. Retention. The Company and the Subsidiary hereby acknowledge that they have retained HMCo, and HMCo acknowledges that, subject to reasonable advance notice in order to accommodate scheduling, HMCo will provide financial oversight and monitoring services to the Company and the Subsidiary as requested by the board of directors of each of the Company and the Subsidiary during the term of this Agreement.

        2. Term. The term of this Agreement shall continue until the earlier of (i) the tenth anniversary of the date hereof, or (ii) the date on which HMTF and its affiliates cease to own beneficially, directly or indirectly, any securities of the Company.

        3.      Compensation.

                (a) As compensation for HMCo's services under this Agreement, the Company and the Subsidiary shall be jointly and severally obligated to pay to HMCo an annual fee (the "Monitoring Fee") of $500,000 (the "Base Fee"), subject to adjustment pursuant to paragraphs (b) and (c) below and prorated on a daily basis for any partial calendar year during the term of this
Agreement. The Monitoring Fee shall be payable in equal quarterly installments on each January 1, April 1, July 1, and October 1 during the term of this Agreement (each a "Payment Date"), beginning with the first Payment Date following the date hereof. All payments shall be made by wire transfer of immediately available funds to the account described on Exhibit A hereto (or such other account as HMCo may hereafter designate in writing). Concurrently with the execution hereof, the Subsidiary shall pay HMCo all amounts due HMCo under the October 1994 Oversight Agreement.
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                (b) On January 1 of each calendar year during the term of this
Agreement, the Monitoring Fee shall be adjusted to an annual amount equal to
(i) the budgeted consolidated annual net sales of the Company and its subsidiaries for the then-current fiscal year, multiplied by (ii) 0.25% (the "Percentage"); provided, however, that in no event shall the annual Monitoring Fee be less than the Base Fee.

                (c) On each occasion that the Company or any of its subsidiaries shall acquire another entity or business during the term of this Agreement, the annual Monitoring Fee for the calendar year in which such acquisition occurs shall be adjusted prospectively (i.e., for periods subsequent to such acquisition until the next adjustment pursuant to clause (b) above), as of the closing of such acquisition, to an annual amount equal to (i) the proforma combined budgeted consolidated annual net sales of the Company and its subsidiaries for the entire then-current fiscal year of the Company (including the sales of the acquired entity or business for such entire fiscal year, on a proforma basis), multiplied by (ii) the Percentage; provided, however, that in no event shall the annual Monitoring Fee be less than the Base Fee.

                (d) All past due payments in respect of the Monitoring Fee shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the prime commercial lending rate per annum of Chemical Bank, N.A. (which rate is a reference rate and is not necessarily its lowest or best rate of interest actually charged to any customer) (the "Prime Rate") is in effect from time to time, plus five percent (5%), from the due date of such payment to and including the date on which payment is made in full, including such interest accrued therein, the HMCo.

                (e) Anything herein to the contrary notwithstanding, so long as
Section 4.11 of the Indenture dated as of October 12, 1994 by and between the Subsidiary and U.S. Trust Company of Texas, N.A., as amended from time to time, is in effect, in the event the aggregate payments required hereunder exceed at any time the aggregate payments that would have been required by the company and the Subsidiary under Section 3(b) of the October 1994 Oversight Agreement (any such excess, the "Fee Differential") by more than $2.5 million, then, subject to paragraph (f) below, the Monitoring and Oversight Fee shall thereupon automatically be adjusted (the "Fee Differential Adjustment") to be equal to (i) $200,000, multiplied by (ii) a fraction (A) the numerator of which shall be equal to the Consumer Price Index for all Urban Consumers, U.S. City Average, for All Items (1982-84=100), as published in the Bureau of Labor Statistics of the Department of Labor (the "CPI") and as reflected in the most recent such publication prior to the date of such adjustment and (B) the denominator of which shall be equal to the CPI as reflected in the most recent such publication prior to the date of this Agreement; provided that the Monitoring and Oversight Fee shall in no event be less than $200,000 per year. Subject to paragraph (g) below, on each January 1 after the Fee Differential Adjustment during the term of this Agreement (each a "CPI Adjustment Date"), the Monitoring and Oversight Fee in effect for the year ended immediately preceding such CPI Adjustment Date multiplied by (ii) a fraction (A) the numerator of which shall be equal to the Consumer Price Index for all Urban Consumers, U.S. City Average, for All Items (1982-84=100), as published in the Bureau of Labor Statistics of the Department of Labor (the "CPI") and as reflected in the most recent such publication prior to the CPI Adjustment Date and (B) the denominator of which shall be equal to the CPI as reflected in the most recent such publication prior to the immediately preceding January 1; provided that the Monitoring and Oversight Fee shall in no event be less than $200,000 per year.

                (f) Promptly following any adjustment of the Monitoring and Oversight Fee pursuant to paragraph (e) above, the Company and the Subsidiary shall retain a nationally recognized investment banking firm to render, if such investment banking firm is capable of doing so, an opinion to the effect that the terms of this Agreement, without giving effect to paragraph (e) above, are fair to the Subsidiary and the Company from a financial point of view. In the event that the Subsidiary and the Company are unable to obtain such an opinion, the Monitoring and Oversight Fee shall thereafter continue to be calculated in accordance with paragraph (e). In the event, however, that the Company and the Subsidiary shall obtain such an opinion, then the amount of the Monitoring and Oversight Fee shall be adjusted, with retroactive effect to date on which the Fee Differential Adjustment occurred, to that amount which would have been in effect had the adjustment specified in paragraph (e) never occurred, and the Subsidiary and the Company shall promptly (and in event not more than 5 business
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days after the receipt of such fairness opinion) pay HMCo any amount owing to it as a result of the retroactive adjustment required by this paragraph (e).

        4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3 hereof, the Company and the Subsidiary agree to reimburse HMCo for all reasonable disbursements and out-of-pocket expenses (including fees and disbursements of counsel) incurred by HMCo in connection with the performance by it of the services contemplated by Section 1 hereof (the "Reimbursable Expenses"). On each Payment Date, the Subsidiary shall pay HMCo, by wire transfer of immediately available funds to the account described on Exhibit A hereto, the Reimbursable expenses for which HMCo has provided the Subsidiary invoices or reasonably detailed descriptions not less than 30 days prior to such Payment Date. All past due payments in respect of the Reimbursable Expenses shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the Prime Rate from the Payment Date to and including the date on which such Reimbursable Expenses plus accrued interest therein, are paid to HMCo.

        5. Indemnification. The Company and the Subsidiary jointly and severally shall indemnify and hold harmless each of HMC, its affiliates, and their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (HMCo, its affiliates, and such other specified persons being collectively referred to as "Indemnified Persons" and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including fees and disbursements of the respective Indemnified Person's counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company and/or the Subsidiary or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's or the Subsidiary's consent or in conformity with the Company's or the Subsidiary's instructions or the Company's or the Subsidiary's actions or omissions or (B) are otherwise related to or arise out of HMCo's engagement, and will reimburse each Indemnified Person for all costs and expenses, including fees of any indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with HMCo's acting pursuant to the engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. Neither the Company nor the Subsidiary will, however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence that have resulted primarily from HMCo's bad faith, gross negligence or willful misconduct. The Company and the Subsidiary also agree that neither HMCo nor any other Indemnified Person shall have any liability to the Company or the Subsidiary for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company and/or the Subsidiary that have resulted primarily from HMCo's bad faith, gross negligence or willful misconduct. the Company and the Subsidiary further agree that neither of them will, without the prior written consent of HMCo, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of HMCo and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

        The foregoing right to indemnity shall be in addition to any rights that HMCo and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company and the Subsidiary hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against HMCo or any other Indemnified Person.

        It is understood that, in connection with HMCo's engagement, HMCo may also be engaged to act for the Company and/or the Subsidiary in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This





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indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

        6. Confidential Information. In connection with the performance of the services hereunder, HMCo agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company or the Subsidiary to it solely in its capacity as a financial advisor, unless the Company and the Subsidiary consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to HMCo without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

        7. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Texas, excluding any choice-of-law provisions thereof.

        8. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (other than with respect to the rights and obligations of HMCo, which may be assigned to any one or more of its principals or affiliates) by any of the parties without the prior written consent of the other parties.

        9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

        10. Other Understandings. All discussions, understandings, and agreements theretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the Agreement of the parties hereto.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                HICKS, MUSE & CO. PARTNERS, L.P.

                                By:     HM PARTNERS INC.,
                                        its General Partner


                                        By:_________________________
                                        Name:_______________________
                                        Title:______________________


                                HM2/MANAGEMENT PARTNERS, L.P.

                                By: HICKS, MUSE & CO. PARTNERS, L.P.,
                                        its General Partner

                                        By:     HM PARTNERS INC.,
                                                its General Partner


                                                By:_________________________
                                                Name:_______________________
                                                Title:______________________


                                CHANCELLOR CORPORATION

                                By:_________________________________________
                                Name:_______________________________________
                                Title:______________________________________



                                CHANCELLOR BROADCASTING COMPANY

                                By:_________________________________________
                                Name:_______________________________________
                                Title:______________________________________